Exhibit 99.1

Diodes Incorporated Reports Record Second Quarter Fiscal 2022 Financial Results

Achieves 6th Consecutive Quarter of Record Revenue, Gross Profit and Earnings

Plano, Texas – August 4, 2022 -- Diodes Incorporated (Diodes) (Nasdaq: DIOD) today reported its financial results for the second quarter ended June 30, 2022.

Second Quarter Highlights

•
Successfully closed the acquisition of the onsemi wafer fabrication facility on June 3, 2022;
•
Revenue was a record $501.0 million, increasing 13.7 percent from $440.4 million in the second quarter 2021 and 3.9 percent from $482.1 million in the first quarter 2022;
•
GAAP gross profit was a record $206.5 million, increasing 29.2 percent from $159.8 million in the second quarter 2021 and 5.0 percent from $196.7 million in the first quarter 2022;
•
GAAP gross profit margin was a record 41.2 percent, an increase of 490 basis points from the 36.3 percent in the second quarter 2021 and 40 basis points from 40.8 percent in the first quarter 2022;
•
GAAP net income was a record $80.2 million, compared to $55.4 million in the second quarter 2021 and $72.7 million in the first quarter 2022;
•
Non-GAAP adjusted net income was a record $86.9 million, compared to $54.6 million in the second quarter 2021 and $80.3 million in the first quarter 2022;
•
GAAP EPS was a record $1.75 per diluted share, a 43.4 percent improvement from the $1.22 per diluted share in the second quarter 2021 and a 10.1 percent increase compared to $1.59 per diluted share in the first quarter 2022;
•
Non-GAAP EPS was a record $1.90 per diluted share, a 58.3 percent improvement from the $1.20 per diluted share in the prior year quarter and an 8.6 percent increase from the $1.75 per diluted share last quarter;
•
Excluding $6.6 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP earnings per share would have increased by $0.14 per diluted share;
•
EBITDA was $130.6 million, or 26.0 percent of revenue, compared to $99.4 million, or 22.6 percent of revenue, in the second quarter 2021 and $118.2 million, or 24.5 percent of revenue, in the first quarter 2022; and
•
Achieved cash flow from operations of $85.0 million and $45.5 million of free cash flow, including $39.6 of capital expenditures. Net cash flow was a positive $1.5 million, including capital expenditures and additional borrowings of $35.1 million related to the purchase of the onsemi wafer fabrication facility.

Commenting on the results, Dr. Keh-Shew Lu, Chairman, President and Chief Executive Officer, stated, “Our achievement of the sixth consecutive quarter of record revenue, gross profit and earnings is a strong testament to our team’s continued execution, especially considering the COVID-related quarantine in China and Taiwan that constrained production during the quarter. In the Shanghai area and other major locations, we shifted our manufacturing facilities to closed-loop operations for two months in the quarter, yet still delivered results above the mid-point of our guidance. Notably, second quarter revenue grew approximately 14% year-over-year, while adjusted earnings per share grew 58% over the same period.

“Our execution was also evidenced by our achievement of 41.2% gross margin, which was the fifth consecutive quarter of improvement and the second consecutive quarter above our target model of 40% largely due to product mix improvements. Contributing to this improvement was our industrial and automotive end markets reaching a combined total of 41% of revenue for the first time, which exceeds our 2025 business model target of 40%. The automotive market, which represented a record 14% of revenue in the quarter, remains a key focus area for Diodes as we continued to gain strong traction with both new and existing customers in all regions.

“Also during the quarter, we successfully closed our acquisition of onsemi’s South Portland, Maine wafer fabrication facility (SPFAB), which provides additional available capacity to support our future growth, especially in the automotive and industrial end markets. We were pleased to welcome the SPFAB workforce to the Diodes’ family as we continue to maintain operational efficiency and fully integrate this facility into our global manufacturing operation. With our third quarter expectations indicating our 10th consecutive quarter of revenue growth and overall record results, Diodes has solidly positioned itself not only as a reliable supplier and partner to our customers, but also a consistent performing investment for our shareholders.”

Second Quarter 2022

Revenue for second quarter 2022 was a record $501.0 million, increasing 13.7 percent from $440.4 million in the second quarter 2021 and 3.9 percent from $482.1 million in the first quarter 2022.

GAAP gross profit for the second quarter 2022 was a record $206.5 million, or a record 41.2 percent of revenue, increasing from $159.8 million, or 36.3 percent of revenue, in the second quarter of 2021 and $196.7 million, or 40.8 percent of revenue, in the first quarter 2022.

GAAP operating expenses for second quarter 2022 were $100.3 million, or 20.0 percent of revenue, and on a non-GAAP basis were $99.7 million, or 19.9 percent of revenue, which excludes $4.0 million of amortization of acquisition-related intangible asset expenses, $0.2 million of acquisition-related costs and a $3.6 million gain on insurance recovery. GAAP operating expenses in the second quarter 2021 were $94.4 million, or 21.4 percent of revenue, and in the first quarter 2022 were $103.6 million, or 21.5 percent of revenue.

Second quarter 2022 GAAP net income was a record $80.2 million, or $1.75 per diluted share, compared to GAAP net income in the second quarter 2021 of $55.4 million, or $1.22 per diluted share, and GAAP net income of $72.7 million, or $1.59 per diluted share, in the first quarter 2022.

Second quarter 2022 non-GAAP adjusted net income was a record $86.9 million, or $1.90 per diluted share, which excluded, net of tax, $6.2 million non-cash mark-to-market adjustment of investments, $3.3 million of acquisition-related intangible asset costs, $0.2 million of acquisition-related costs and a $2.9 million gain on insurance recovery. This compares to non-GAAP adjusted net income of $54.6 million, or $1.20 per diluted share, in the second quarter 2021 and $80.3 million, or $1.75 per diluted share, in the first quarter 2022.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in second quarter 2022 GAAP net income and non-GAAP adjusted net income was approximately $6.6 million, net of tax, of non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.14 per diluted share for the second quarter 2022, $0.15 for second quarter 2021 and $0.14 for the first quarter 2022.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in second quarter 2022 was $130.6 million, or 26.0 percent of revenue, increasing from $99.4 million, or 22.6 percent of revenue, in second quarter 2021 and $118.2 million, or 24.5 percent of revenue, in first quarter 2022. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For second quarter 2022, net cash provided by operating activities was $85.0 million. Net cash flow was a positive $1.5 million, including capital expenditures and additional borrowings of $35.1 million related to the purchase of the onsemi wafer fabrication facility. Free cash flow (a non-GAAP measure) was $45.5 million, which includes $39.6 million of capital expenditures.

Balance Sheet

As of June 30, 2022, the Company had approximately $316 million in cash and cash equivalents, restricted cash, and short-term investments. Total debt (including long-term and short-term) amounted to approximately $265 million and working capital was approximately $715 million.

The results announced today are preliminary and unaudited, as they are subject to the Company finalizing its closing procedures and completion of the quarterly review by its independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending June 30, 2022.

Business Outlook

Dr. Lu concluded, “With our excellent execution and product mix improvements, we are guiding for sequential growth and expect revenue to be approximately $521 million, plus or minus 3 percent, and GAAP gross margin to be 41.5 percent, plus or minus 1 percent. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 20.5 percent of revenue, plus or minus 1 percent. We expect net interest expense to be approximately $3.0 million. Our income tax rate is expected to be 18.5 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 46.2 million.”

Amortization of acquisition-related intangible assets of $3.2 million, after tax, for previous acquisitions is not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Thursday, August 4, 2022, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its second quarter financial results. Investors and analysts may join the conference call by dialing 1-800-715-9871 and providing the confirmation code 1868940. International callers may join the teleconference by dialing +1-646-307-1963 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until August 11, 2022 at midnight Central Time. The replay number is 1-800-770-2030 with a pass code of 1868940. International callers should dial +1-609-800-9909 and enter the same pass code at the prompt.

Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the consumer electronics, computing, communications, industrial, and automotive markets. We leverage our expanded product portfolio of discrete, analog, and mixed-signal products and leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific solutions and solutions-focused sales, coupled with worldwide operations of 32 sites, including engineering, testing, manufacturing, and customer service, enables us to be a premier provider for high-volume, high-growth markets. For more information visit www.Diodes.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of that for the third quarter of 2022, we expect revenue to be approximately $521 million plus or minus 3 percent; we expect GAAP gross margin to be 41.5 percent, plus or minus 1 percent; non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 20.5 percent of revenue, plus or minus 1 percent; we expect non-GAAP net interest expense to be approximately $3.0 million; we expect our income tax rate to be 18.5 percent, plus or minus

3 percent; shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 46.2 million. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that the COVID-19 pandemic may continue and have a material adverse effect on customer demand and staffing of our production, sales and administration facilities; the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that the cost, expense, and diversion of management attention associated with the LSC acquisition may be greater than we currently expect; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk that the coronavirus outbreak or other similar epidemics may harm our domestic or international business operations to a greater extent than we currently anticipate; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

The Diodes logo is a registered trademark of Diodes Incorporated in the United States and other countries.

Company Contact: Investor Relations Contact:

Diodes Incorporated Shelton Group

Gurmeet Dhaliwal Leanne Sievers

Director, IR & Corporate Marketing President, Investor Relations

P: 408-232-9003 P: 949-224-3874

E: Gurmeet_Dhaliwal@diodes.com E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2022:

Note: Included in GAAP and non-GAAP net income was approximately $6.6 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.14 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2021:

Note: Included in GAAP and non-GAAP adjusted net income was approximately $6.8 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.15 per share.

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the six months ended June 30, 2022:

Note: Included in GAAP and non-GAAP adjusted net income was approximately $13.0 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.28 per share.

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the six months ended June 30, 2021:

Note: Included in GAAP and non-GAAP adjusted net income was approximately $11.7 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.26 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company’s financial statements present net income and earnings per share that are calculated using accounting principles generally accepted in the United States (“GAAP”). The Company’s management makes adjustments to the GAAP measures that it feels are necessary to allow investors and other readers of the Company’s financial releases to view the Company’s operating results as viewed by the Company’s management, board of directors and research analysts in the semiconductor industry. These non-GAAP measures are not prepared in accordance with, and should not be considered alternatives or necessarily superior to, GAAP financial data and may be different from non-GAAP measures used by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names. The explanation of the adjustments made in the table above, are set forth below:

Detail of non-GAAP adjustments

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships. The fair value of the acquisition-related intangible assets is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets. The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

Acquisition related costs – The Company excluded expenses associated with the acquisition of LITE-ON Semiconductor, which consisted of advisory, legal and other professional and consulting fees. These costs were expensed as they were incurred and as services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses. The Company believes the exclusion of the acquisition related costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Non-cash mark-to-market investment adjustments – The Company excluded market to market adjustments on various equity related investments, including certain LSC equity investments. The Company believes this is not reflective of the ongoing operations and exclusion of this provides investors an enhanced view of the Company’s operating results.

Restructuring costs – The Company has recorded restructuring charges related to the shutdown and relocation of one of our assembly and test facilities located in Chengdu, China, restructuring at other China sites, and restructuring of select European entities. These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Insurance Recovery for Manufacturing Facility – The Company has recorded gains related to insurance recovery for a manufacturing facility in Asia. The Company believes the exclusion of the insurance recovery provides investors with a more accurate reflection of the continuing operations of the Company and facilitates comparisons with the results of other periods which may not reflect such gains.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the second quarter of 2022 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations. For the second quarter of 2022, FCF was $45.5 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

June 30, 2022 (unaudited)	December 31, 2021 (audited)
Assets		
Current assets:		
Cash and cash equivalents	$ 299,868	$ 363,599
Restricted Cash	7,679	3,219
Short-term investments	8,833	6,542
Accounts receivable, net of allowances of $4,936 and $4,324 at June 30, 2022 and December 31, 2021, respectively	401,196	358,496
Inventories	371,351	348,622
Prepaid expenses and other	125,686	107,194
Total current assets	1,214,613	1,187,672
Property, plant and equipment, net	671,654	582,079
Deferred income tax	20,189	21,256
Goodwill	145,898	149,890
Intangible assets, net	86,071	94,550
Other long-term assets	146,619	159,048
Total assets	$ 2,285,044	$ 2,194,495
Liabilities		
Current liabilities:		
Line of credit	$ 25,907	$ 18,068
Accounts payable	219,329	221,254
Accrued liabilities	205,152	184,649
Income tax payable	40,253	29,682
Current portion of long-term debt	9,336	17,381
Total current liabilities	499,977	471,034
Long-term debt, net of current portion	229,912	265,574
Deferred tax liabilities	31,541	32,230
Other long-term liabilities	106,155	122,933
Total liabilities	867,585	891,771
Commitments and contingencies		
Stockholders' equity		
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 45,288,669 and 45,017,774, issued and outstanding at June 30, 2022 and December 31, 2021, respectively	36,376	36,195
Additional paid-in capital	478,374	471,649
Retained earnings	1,269,655	1,116,809
Treasury stock, at cost, 9,272,513 shares held at June 30, 2022 and December 31, 2021	(337,112)	(336,894)
Accumulated other comprehensive loss	(93,974)	(50,517)
Total stockholders' equity	1,353,319	1,237,242
Noncontrolling interest	64,140	65,482
Total equity	1,417,459	1,302,724
Total liabilities and stockholders' equity	$ 2,285,044	$ 2,194,495